EXHIBIT 21.1

CT COMMUNICATIONS, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

STATE OF
INCORPORATION

The Concord Telephone Company	North Carolina
CT Wireless Cable, Inc.	North Carolina
Wavetel, L.L.C	Delaware
WebServe, Inc.	North Carolina
Wireless One of North Carolina, L.L.C	North Carolina
CTC Long Distance Services, LLC	North Carolina
CT Cellular, Inc.	North Carolina
CTC Exchange Services, Inc.	North Carolina
CTC Internet Services, Inc.	North Carolina
CT Communications Northeast Wireless Trust*	Massachusetts
CT Communications Northeast Trust*	Massachusetts
CT Communications Northeast, Inc.	Massachusetts
CT Services, Inc.	North Carolina
CTC Employment Services, LLC	North Carolina
Progress Place Realty Holding Company, LLC	North Carolina
CT Global, LLC	North Carolina
Wavetel TN, L.L.C	Delaware
Carolina Personal Communications, Inc.	North Carolina

*	Liquidated in December 2003.